Exhibit 11
                                                                     ----------

WSMP, INC. AND SUBSIDIARIES
                           ----------------------------------------------------

                        Computation of Per Share Earnings


                                                     Quarter Ended
                                                -----------------------
                                                    May 23,       May 17,
                                                     1997          1996
                                                    -------       -------

Computation of Earnings Per Common and
 Common Equivalent Share:
   Net earnings                                   $  293,235    $  247,899
                                                  ==========    ==========
 Weighted average shares computation:
   Actual outstanding shares at
    beginning of period                            2,919,088     2,760,338

   Add weighted average shares applicable to:

      Common stock issued                            322,361

      Common stock options exercised                   1,185

      Common stock options outstanding               421,973       176,431
                                                  ----------    ----------

   Weighted average shares as adjusted             3,664,607     2,936,769
                                                  ==========    ==========

Earnings per common and common equivalent share   $      .08    $      .08
                                                  ==========    ==========